SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  F O R M 8 - K

                                 CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities Act of 1934


       Date of Report (date of earliest event reported) January 13, 1997



                              COLUMBUS ENERGY CORP.
             (Exact name of registrant as specified in its charter)


       Colorado                     1-9872                          84-0891713
(State or other jurisdiction     (Commission                      (IRS Employer
      of incorporation)          File Number)                     Identification
                                                                        No.)


             1660 Lincoln Street, Denver Colorado           80264
           (Address of Principal executive offices)       (Zip Code)


                                 (303) 861-5252
              (Registrant's telephone number, including area code)


                                    No Change
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     On January 13, 1997, Columbus Energy Corp. filed with the Securities and Exchange Commission a registration statement covering 400,000 shares of Series A 7% Convertible Preferred Stock ("Preferred Stock") with a $25.00 per share redemption price which will be offered to the Company common shareholders by a subscription rights offering. Each shareholder will receive one subscription right for each share of common stock held on a record date which will be determined shortly before the registration statement is to become effective. Eight rights will be required for each share of Preferred Stock exercised plus $25.00 in cash; however, purchasers of 100-share round lots may tender, in lieu of cash, up to 100 shares of common stock and receive a credit of $12.50 per share, therefor up to a maximum allowed credit of $1,250.00 toward the total purchase price of $2,500.00 for each round lot. Those persons exercising their primary subscription fully will also be allowed to oversubscribe, subject to allotment.

     The Company will not determine the conversion ratio at which each share of Preferred Stock may be converted into Columbus common stock until the registration statement is to become effective. The offering will be made only by prospectus, after the registration statement becomes effective, during an approximate three-week period and the subscription rights are expected to trade on the American Stock Exchange ("Amex") during most of the period. The Company plans to apply for listing of the Preferred Stock on the Amex and management believes approval will occur assuming the Amex's requirements are met.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (C) Exhibits:

          No. 28 - Columbus Energy Corp. press release dated January 13, 1997.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          COLUMBUS ENERGY CORP.
                                          (Registrant)



DATE: January 14, 1997                    BY:/s/H. C. Gutjahr
                                          -------------------
                                          H. C. Gutjahr
                                          Corporate Secretary